Exhibit 21.1

SUBSIDIARY LIST

Zenovia Digital Exchange Corporation, a Delaware corporation

ZDX Exchange Company, Inc., a Delaware corporation

Zenovia Marketing Group, LLC, a Delaware limited liability company

Brandscreen International, LLC, a Delaware limited liability company

AdJuggler, Inc., a Delaware corporation

All subsidiaries are wholly owned.